Exhibit 23.1

MaughanSullivan LLC

2732 E Water Vista Way

Sandy, UT 84093

To Whom It May Concern:

The firm of MaughanSullivan LLC hereby consents to the inclusion of its independent accountant’s report of accompanying the audited consolidated financial statements of Public Company Management Corporation, as at April 8, 2022, in the Form 10 to be filed with the U.S. Securities and Exchange Commission.

Very truly yours,

MaughanSullivan LLC

By:	/s/ Heber C. Maughan
Heber C. Maughan